UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2020

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On May 28, 2020, Cognex Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report, among other things, that the Board of Directors (the “Board”) of the Company approved a restructuring plan on May 26, 2020, and in connection with such restructuring plan, the Company was performing an impairment analysis of its long-lived assets, including acquired intangible assets. At that time, the Company was unable to make certain good faith estimates regarding the charges related to these items. This Amendment No. 1 to the Original Report is being filed in order to amend and supplement the Company’s disclosure under Items 2.05 and 2.06 of the Original Report. The Original Report otherwise remains unchanged and this Amendment No. 1 should be read in conjunction with the Original Report and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2020.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The Company estimates the total restructuring charges from the global reduction in force and office closures described in the Original Report to be approximately $16.4 million. The Company will record $14.8 million of such charges in the quarter ended June 28, 2020 and the remaining charges are expected to be recognized during the second half of 2020. The restructuring charges expected to be incurred consist of one-time termination benefits (including employee severance, health insurance and outplacement services) of approximately $11.4 million, contract termination costs (including remaining lease liability obligations and lease asset impairments for office closures) of approximately $4.0 million, and other associated costs (including legal fees) of approximately $1.1 million. Substantially all of these charges are or will be cash expenditures. The restructuring charges described above are estimates and actual amounts may be materially different from these estimates.

Item 2.06	Material Impairments.

In connection with the restructuring plan addressed in Item 2.05 above, the Company performed an impairment analysis of its long-lived assets, including acquired intangible assets. As a result, the Company will record non-cash intangible asset impairment charges in the amount of $19.6 million during the quarter ended June 28, 2020, primarily related to lower projected cash flows from the technologies and customer relationships acquired from Sualab Co. Ltd. as a result of the deteriorating global economic conditions from the COVID-19 pandemic.  The Company also will record a provision for excess and obsolete inventories of $7.7 million during the quarter ended June 28, 2020 due to lower projected sales of excess inventories as a result of deteriorating global economic conditions from the COVID-19 pandemic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: July 29, 2020	By: /s/ Paul D. Todgham
Paul D. Todgham
Senior Vice President and Chief Financial Officer